EXHIBIT 99.1

AMERICAN LEARNING CORPORATION

ANNOUNCES VOLUNTARY DELISTING FROM NASDAQ

JERICHO, NY, March 5, 2013: American Learning Corporation (the “Company”) (NASDAQ:ALRN) announced today its intention to voluntarily delist its common stock from the NASDAQ Stock Market LLC (“NASDAQ”), in part due to the Company’s non-compliance with the minimum closing bid requirement for continued listing on The NASDAQ Capital Market.

On October 10, 2012, the Company received a letter from NASDAQ stating that for the prior 30 consecutive business days, the bid price of its common stock had closed below the minimum $1.00 per share requirement for continued listing on NASDAQ. The letter further stated that the Company had been provided a period of 180 calendar days, or until April 8, 2013, to regain compliance. The Company is currently not in compliance with such minimum bid price requirement.

The voluntary decision to delist from NASDAQ was taken following the Board of Director’s detailed review of numerous factors including: the aforementioned NASDAQ letter, the applicable NASDAQ rules and regulations, the benefits generated by the maintenance of the listing, the Company’s current share price, the feasibility of proceeding with a reverse stock split to maintain the listing and the effect on the Company’s share price to proceed with a reverse stock split. The Board of Directors delegated authority to Gary Gelman, President and Chief Executive Officer and a Director of the Company, to make the decision to delist the Company’s common stock from NASDAQ.

The Company intends to file Form 25 with the Securities and Exchange Commission (“SEC”) on or about March 15, 2013 to effect the voluntary delisting of its common stock from NASDAQ. The official delisting of the Company’s common stock will become effective approximately ten days thereafter. The Company will continue to file periodic reports with the SEC pursuant to the requirements of Section 12(g) of the Securities Exchange Act of 1934, as amended.

The Company is working with several market makers and anticipates that following its NASDAQ delisting, ALRN’s common stock will be quoted on the OTC Bulletin Board (“OTCBB”), a centralized electronic quotation service for over-the-counter securities operated by the NASDAQ OMX Group, Inc. The Company expects that its common stock will continue to trade on the OTCBB so long as a market maker demonstrates an interest in trading the common stock.

American Learning Corporation, through its wholly owned subsidiaries, Interactive Therapy Group Consultants, Inc. and Signature Learning Resources, Inc., offers a comprehensive range of services to children with developmental delays and disabilities.

For further information contact: Gary J. Knauer, Chief Financial Officer, American Learning Corporation, One Jericho Plaza, Jericho, NY 11753; telephone number (516) 938-8000.